                                                                     EXHIBIT 4.1


                           STOCK PURCHASE AGREEMENT

     AGREEMENT, made as of January 30, 1997, between DIAMETRICS MEDICAL, INC. a Minnesota corporation (the "Company") and the purchasers (the "Purchasers") listed on Schedule A hereto.

     WHEREAS, the Company wishes to raise additional capital; and

     WHEREAS, the Company does not yet have sufficient authorized shares of its $.01 par value common stock ("Common Stock") for purposes of a private placement of 3,000,000 shares of its Common Stock; and

     WHEREAS, the Company does have 5,000,000 authorized shares of undesignated preferred stock; and

     WHEREAS, the Company will call a special shareholders meeting to approve an increase in its authorized Common Stock; and

     WHEREAS, the Purchasers desire to purchase shares of a series of the Company's preferred stock (the "Preferred Stock") that will be convertible into Common Stock upon approval by shareholders of an increase in the authorized Common Stock together with detachable warrants to purchase additional shares of Common Stock.

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1.   Purchase of Preferred Stock.  The Purchasers hereby agree to purchase
          ---------------------------
from the Company and the Company hereby agrees to sell to Purchasers the number of shares of Preferred Stock (the "Preferred Stock") set forth opposite the name of each Purchaser in Schedule A at a purchase price equal to $16.00 per share, together with a detachable warrant in the form attached hereto as Exhibit I (the "Warrant"). Each Warrant will (subject to adjustment) have an exercise price equal to $5.0625 per share, and will be exercisable (subject to adjustment) into a number of shares of Common Stock equal to 1/4 of the number of shares of Common Stock into which the shares of Preferred Stock are initially convertible. Pursuant to the terms of this Agreement, Additional Warrants (as hereinafter defined) may be issued. Each share of Preferred Stock shall be convertible into four shares of the Company's Common Stock upon approval of an increase in the authorized number of shares of Common Stock at the special shareholders meeting referred to in Article 7, and shall contain the terms and conditions as specified in Exhibit II. The Purchasers will receive certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants and Additional Warrants, if any, pursuant to an agreement in substantially the form attached hereto as Exhibit III (the "Registration Rights Agreement").

     2.    Closing Date.  The closing of the purchase and sale of the Preferred
           ------------
Stock hereunder (the "Closing") will be held at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402 at such time and date as the Company and the Purchasers may agree (the "Closing Date").

     3.    Delivery.  At the Closing, the Company will deliver to each Purchaser
           --------
a certificate dated the Closing Date registered in such Purchaser's name representing the Preferred Stock purchased by such Purchaser, together with a Warrant registered in such Purchaser's name representing the number of shares of Common Stock purchasable upon the exercise of such Warrant. At the Closing each Purchaser will pay to the Company the amount of the purchase price set forth opposite the name of such Purchaser in Schedule A attached hereto by certified check, wire transfer or any combination of the above.

     4.    Representations and Warranties of the Company.  The Company hereby
           ---------------------------------------------
makes the following representations and warranties to the Purchasers which representations and warranties survive the purchase of the Preferred Stock and Warrants by the Purchasers:

     4.1   Corporate Existence and Power.  The Company is duly incorporated,
           -----------------------------
validly existing and in good standing under the laws of the State of Minnesota. The Company's only subsidiary is Diametrics Medical, Ltd., a private limited company incorporated in England and Wales (the "Subsidiary") and, other than in the ordinary course of business and with respect to the Subsidiary, has made no investment in any Person. Each of the Company and the Subsidiary has all corporate powers and authority and all governmental licenses, authorizations, consents and approvals (collectively, the "Permits") required to carry on its business as now conducted, except where the failure to obtain such Permits, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on the Company. Each of the Company and the Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Purchasers, if requested by Purchasers, true and complete copies of the Company's articles of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect, on the condition (financial or otherwise), business, assets or properties of such Person and its subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the condition (financial or otherwise), business, assets or properties of such Person and its subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder. For the purposes of this Agreement, "Person" means any individual, partnership, firm, corporation, limited liability company or partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     4.2   Corporate Authorization.  The execution, delivery and performance by
           -----------------------
the Company of this Agreement, the Warrants, and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the authorization of additional shares of Common Stock necessary to permit the conversion of the Preferred Stock, have been duly authorized by all necessary corporate action. Each of this Agreement, the Warrants and the Registration Rights Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (whether considered in a proceeding in equity or at law) and, (c) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

     4.3   Consents; Approvals.  The execution, delivery and performance by the
           -------------------
Company of this Agreement, the Warrants and the Registration Rights Agreement and consummation of the transactions contemplated hereby and thereby by the Company require no action, by or in respect of, notices to, or filing with, any governmental body, agency, official or authority or any third party, other than those that have been or will be taken or made in a timely manner.

     4.4  Non-Contravention.  The execution, delivery and performance by the
          -----------------
Company of this Agreement, the Warrants and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (except in the case of clauses (b), (c) and (d) of this Section 4.4, for any such matters that, individually or in the aggregate, have not had, and will not have, a Material Adverse Effect on the Company) (a) contravene or conflict with the articles of incorporation or bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation, restriction or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon or applicable to the Company or any of its properties or assets or any license, franchise, permit or other similar authorization held by or applicable to the Company, or (d) result in the creation or imposition of any Lien on any asset of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     4.5   Capitalization.  The authorized capital stock of the Company consists
           --------------
of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date hereof (i) 15,210,614 shares of Common Stock are issued and outstanding and (ii) no shares of Preferred Stock are issued and outstanding. As of the date hereof 2,431,570 shares of Common Stock are reserved for issuance pursuant to the exercise of outstanding stock options and 786,814 shares of Common Stock are reserved for issuance pursuant to the exercise of outstanding warrants. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are free from preemptive rights and were issued in compliance with all state and federal securities laws. Assuming in each case proper payment is made therefor, each share of Preferred Stock issued to the Purchasers pursuant hereto and each share of Additional Preferred Stock (as hereinafter defined), if any, will be, and upon the conversion of the Preferred Stock, the Additional Preferred Stock, if any, and/or exercise of the Warrants, each share of Common Stock issued in respect thereof will be, duly authorized, validly issued and outstanding, fully paid and nonassessable, free from preemptive rights and issued in compliance with all state and federal securities laws. Except as set forth in this Section, there are outstanding (a) no other shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no other options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     4.6   SEC Filings.
           -----------

           (a) The Company has filed all required reports, schedules, forms, statements and other documents filed or required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1995. The Company has delivered to Purchasers (i) the annual reports on Form 10-K for its fiscal year ended 1995 (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since January 1, 1996 (collectively, "SEC Reports").

           (b) Except to the extent that information contained in any SEC Report has been revised or superseded by a later-filed SEC Report, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports.

     4.7   Financial Statements.
           --------------------

           (a) Except to the extent that information contained in any SEC Report has been revised or superseded by a later-filed SEC Report, filed and publicly available prior to the date of this Agreement, the audited financial statements and unaudited interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.6 are true and correct and fairly present, in conformity with generally accepted accounting principles, applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and results of operations and changes in financial position for the periods then ended (subject to non-material normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement "Balance Sheet" means the Company's balance sheet as of September 30, 1996, including the notes thereto, as set forth in the Company's 10-Q referred to in Section 4.6 and "Balance Sheet Date" means the date of the Balance Sheet.

           (b) Except and to the extent set forth in the Balance Sheet, the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred after the Balance Sheet Date in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.8   Disclosure Documents.
           --------------------

           (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

           (b) The Company Disclosure Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Purchasers specifically for use therein.

     4.9   Intellectual Property.  Each of the Company and the Subsidiary owns
           ---------------------
or has the right to use (without material payment) the Intellectual Property (as defined below) as is necessary or appropriate for the conduct of its business as it is now being conducted, as it is anticipated to be conducted and with respect to the transactions contemplated by this Agreement (collectively, the "Company Intellectual Property"). To the Company's knowledge after due inquiry, no infringement or unauthorized use by the Company or the Subsidiary of any Intellectual Property of any third party exists, has occurred or is threatened. Other than as disclosed in the Company's reports or statements previously filed pursuant to the Exchange Act, no current or former shareholder, officer, director, consultant, employee or affiliate of the Company or the Subsidiary has any right, title or interest in any Company Intellectual Property. For the purposes of this Agreement, "Intellectual Property" means any and all of a Person's right, title and interest in and to United States and foreign patents, copyrights, mask works, trade and service names and marks, whether or not registered, pending, issued or applied for; technical knowledge; works, processes and designs; hardware; software (in source code and object code form, including all related annotations and listings); inventions; trade secrets and other intellectual property rights; all things authored, made for hire, discovered, developed, designed or acquired by a Person or, to the extent that a Person has any right, title or interest thereto, any of their respective agents, contractors and employees in any stage of development, regardless of whether any or all of the foregoing constitutes copyrightable or patentable subject matter or is in tangible or intangible form; and all embodiments, expressions, representations, fruits and products of any of the foregoing.

     4.10  Absence of Certain Changes.  Since the Balance Sheet Date, the
           --------------------------
Company has conducted its business in the ordinary course consistent with past practice and there has not been:

           (a) any event, occurrence or development which has had or reasonably could be expected to have a Material Adverse Effect on the Company; or

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company.

     4.11  Litigation.  There is no action, suit, investigation or proceeding
           ----------
(or any basis therefor) pending against or, to the knowledge of the Company, threatened against or affecting, the Company or the Subsidiary or any of its properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or the Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or the Subsidiary having, or which, insofar as can reasonably be foreseen, may have, any such effect.

     4.12  Compliance with Laws and Agreements.  Except as disclosed in the SEC
           -----------------------------------
Reports and except in the case of clauses (b), (c) and (d) for breaches, violations and defaults which in the aggregate do not, and insofar as reasonably can be foreseen could not, have a Material Adverse Effect on the Company, neither the Company nor the Subsidiary is in violation of, nor has it violated, nor to the best knowledge is it under investigation with respect to, nor has it received notice or been charged with any violation of, any applicable provisions of any laws, statutes, ordinances or regulations. Neither the Company nor the Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the articles of incorporation, bylaws or similar governing documents of the Company or the Subsidiary, (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or the Subsidiary is a party or by which it is bound or to which any of its property is subject, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiary or any of their respective properties or assets, or (d) any certificate, license, Permit, registration, accreditation or other consent or approval of governmental agencies or accreditation organizations.

     4.13  Finders' Fees.  There is no investment banker, broker, finder or
           -------------
other intermediary which has been retained by or is authorized to act on behalf, of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

     4.14  Full Disclosure; No Misrepresentations.  No information contained in
           --------------------------------------
the representations and warranties of the Company set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits or other instruments relating hereto or to be delivered to Purchasers hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is no fact or condition which has not been heretofore disclosed to Purchasers in writing which has a Material Adverse Effect on the Company, or reasonably could be expected to have a Material Adverse Effect on the Company.

     5.    Representations and Warranties of the Purchasers.  Each Purchaser
           ------------------------------------------------
hereby makes the following representations and warranties to the Company which representations and warranties survive the issuance of the Preferred Stock and Warrants by the Company:

     5.1   Availability of Information.  Purchaser has been given access to full
           ---------------------------
and complete information regarding the Company (including the opportunity to meet with officers of the Company and review such documents as it may have requested in writing) and has utilized such access to its satisfaction for the purpose of obtaining information.

     5.2   Risk of Investment. Purchaser:
           ------------------

           (a) realizes that the purchase of the Preferred Stock and Warrants represents a speculative investment involving a high degree of risk;

           (b) can bear the economic risk of an investment in the Preferred Stock and Warrants for an indefinite period of time, can afford to sustain a complete loss of such investment, has no need for liquidity in connection with an investment in the Preferred Stock and Warrants; and can afford to hold the Preferred Stock and Warrants indefinitely;

           (c) realizes that the Preferred Stock and Warrants have not been registered for sale under the Securities Act or applicable state securities laws (the "State Laws"), and may be sold only pursuant to registration under the Securities Act and State Laws, or an opinion of counsel that such registration is not required; and

           (d) is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Preferred Stock and Warrants, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.

     5.3   Investment Intent.
           -----------------

           (a) Purchaser acknowledges that it has been advised that the Preferred Stock and Warrants are being offered and sold pursuant to exemptions from the Securities Act and applicable State Laws, and the Company's reliance upon such exemptions is predicated in part on Purchaser's representations contained herein.

           (b) The Preferred Stock and Warrants are being purchased for Purchaser's own account and for investment and without the current intention of reselling or redistributing the Preferred Stock.

           (c) Purchaser has made no agreement with others regarding any of the Preferred Stock or Warrants.

           (d) Purchaser acknowledges that the shares of Preferred Stock and the shares of Common Stock into which the Preferred Stock is convertible are further restricted by a legend placed on the certificate representing the Preferred Stock and/or Common Stock containing substantially the following language:

                "The securities represented by this certificate have not been registered under either the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act and such laws covering such securities, or the Company receives an opinion of counsel acceptable to the Company stating that such sale, transfer, assignment, offer, pledge or other distribution for value is exempt from the registration and prospectus delivery requirements of such Act and such laws."

     5.4   Residence.  The principal office or residence of each Purchaser is
           ---------
located at the address set forth in Schedule A.

     5.5   Accredited Status .  Each Purchaser is an "accredited investor" as
           ------------------
that term is defined under Regulation D promulgated pursuant to the Securities Act.

     6.    Covenant of Purchasers.  Each Purchaser agrees that if such Purchaser
           ----------------------
should later desire to dispose of or transfer any of the Preferred Stock or Warrants in any manner, Purchaser shall not do so without first obtaining (i) an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of such Preferred Stock pursuant to the Securities Act and applicable State Laws, or (ii) registration of such Preferred Stock pursuant to the Securities Act and applicable State Laws.

     7.    Affirmative Covenants of the Company.  The Company covenants to each
           ------------------------------------
of the Purchasers as follows:

     7.1   Special Shareholder Meeting.  The Company will, as soon as reasonable
           ---------------------------
and practicable, properly call a special shareholders meeting to approve an increase in the authorized capital stock of the Company in an amount sufficient to allow the conversion of all of the shares of Preferred Stock purchased pursuant to this Agreement and the Additional Preferred Stock, if any, into shares of Common Stock. The Company shall use its best efforts to cause the shareholders to approve such increase. Pursuant to the terms specified in
Exhibit II to this Agreement, neither the Preferred Stock nor the Additional Preferred Stock, if any, shall be convertible into Common Stock unless and until such approval is obtained. If such approval is not obtained within six months of the Closing Date, the Company will use its best efforts to seek to have the shares of Preferred Stock and the Additional Preferred Stock (as hereinafter defined), if any, listed for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. or any national securities exchange on which a class of the Company's equity securities is listed.

     7.2   Additional Warrants.  The Company will issue additional warrants (the
           -------------------
"Additional Warrants") to the Purchasers exercisable for 187,500 shares of Series I Junior Participating Preferred Stock (the "Additional Preferred Stock") at a per share purchase price equal to $20.25 in the event that the Company breaches its obligations set forth in Section 3 of the Registration Rights Agreement. The Company will take all necessary corporate and other action in connection with such issuance.

     7.3   Reservation of Capital Stock.  The Company shall reserve and maintain
           ----------------------------
a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding shares of Preferred Stock and Additional

Preferred Stock, if any, and exercise of all Warrants; provided, however, that
                                                       -----------------
in the case of the Preferred Stock and the Additional Preferred Stock, if any, such reservation shall be subject to the approval by the shareholders of the Company of an increase in the authorized capital stock of the Company in an amount sufficient to allow the conversion of the Preferred Stock and the Additional Preferred Stock, if any. The Company shall reserve and maintain a sufficient number of shares of preferred stock for issuance upon exercise of the Additional Warrants, if any.

     7.4   Additional Covenants.  For the period commencing on the Closing Date
           --------------------
and ending on the later of the conversion of all of the Preferred Stock and the Additional Preferred Stock, if any, into Common Stock or the date that the registration statement described in Section 3 of the Registration Rights Agreement is declared effective by the SEC, the Company covenants to each of the Purchasers as follows:

           (a) The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful Taxes imposed upon the income, profits, property, or business of the Company or any of its subsidiaries; provided, however, that any such Tax need not be paid if the
                   --------  -------
     validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any such subsidiary, as the case may be, shall have set aside on its books adequate reserves therefor; and provided,
                                                                       --------
     further, that the Company or any such subsidiary, as the case may be, will
     -------
     pay all such Taxes forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company or its subsidiaries. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital,
                                 ----------
     transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority;

           (b) The Company will keep, and will cause each of its subsidiaries to keep, its properties in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company will at all times, and will cause each of its subsidiaries to, comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder;

           (c) The Company will keep, and will cause each of its subsidiaries to keep, its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, and explosion insurance in amounts customary for companies in similar businesses similarly situated; and the Company will maintain, and will cause each of its subsidiaries to maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

           (d) The Company will keep, and will cause its subsidiaries to keep, true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles;

           (e) The Company will comply, and will cause its subsidiaries to comply, with the requirements of all applicable provisions of any laws, statutes, ordinances or regulations, a breach of which could have a Material Adverse Effect;

           (f) The Company shall, and shall cause each of its subsidiaries to, maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business.

           (g) The Company shall require all persons now or hereafter employed by the Company who have access to confidential and proprietary information of the Company to enter into agreements of confidentiality. The Company will cause its subsidiaries to use reasonable efforts to require all persons hereafter employed by such subsidiaries who have access to confidential and proprietary information of the Company or any such subsidiary to enter into agreements of confidentiality.

     7.5   Purchasers' Rights in Any Future Private Financing.  For a period
           --------------------------------------------------
commencing on the date of this Agreement and ending on the fifth anniversary of this Agreement, in the event of any proposed sale of securities of the Company (including, without limitation, the sale of Common Stock, preferred stock, convertible securities and debt instruments, other than commercial loans or extensions of credit made by a bank, insurance company or other third-party financial institution), other than pursuant to grants of employee stock options, warrants in lieu of compensation, performance warrants and similar arrangements and shares issued upon the exercise of stock options and warrants outstanding as of the date of this Agreement, each Purchaser shall be provided at least 30 days' advance notice and have the right to invest in such sale of securities, on the same terms as offered to any third party, in a percentage amount based on such Purchaser's pro rata investment in the Preferred Stock sold pursuant to this Agreement; provided, however, that such right does not include any sale of
                -----------------
the Company's equity securities in connection with a public offering pursuant to a registration statement filed with the SEC.

     7.6   Transfer of Registered Stock.  Following effectiveness of a
           ----------------------------
registration statement filed with the SEC pursuant to Section 3 of the Registration Rights Agreement, upon attempted transfer of securities registered under such registration statement pursuant to the terms of the Registration Rights Agreement and in accordance with applicable laws, rules and regulations, the Company will, as promptly as practicable following receipt of all documentation reasonably requested by the Company from the transferor, take all action necessary to cause its transfer agent to permit transfer of such securities without restrictive legend.

     8.    Conditions to Closing.
           ---------------------

           8.1  Conditions to Purchasers' Obligations at the Closing.  The
                ----------------------------------------------------
obligations of each Purchaser to purchase the Preferred Stock at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Purchaser who does not consent in writing thereto:

           (a)  The representations and warranties made by the Company in
                Section 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

           (b) On the Closing Date, the sale and issuance of the Preferred Stock and Warrants and the proposed issuance of the Company's Common Stock upon conversion of the Preferred Stock or exercise of the Warrants shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

           (c) The Registration Rights Agreement shall have been executed and delivered by the parties thereto.

           (d) The Purchasers shall have received on the Closing Date, a certificate or certificates of the chief executive officer and the chief financial officer of the Company to the effect that, as of such Closing Date, each of them severally represents that the representations and warranties of the Company set forth in
                Section 4 of this Agreement are true and correct in all material respects as of the Closing Date and the Company has performed all of its obligations under this Agreement to be performed at or prior to such Closing Date.

           (e) The Purchaser shall have received on the Closing Date the opinion of Dorsey & Whitney LLP, counsel for the Company, dated the Closing Date substantially in the form attached hereto as
                Exhibit IV.

           (f) A copy of (i) the Articles of Incorporation, as amended, of the Company, certified by the secretary of state of Minnesota, as of a date not earlier than ten (10) business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation since the date of the last filing indicated in the secretary of states' certificate, and (ii) the By-laws of the Company, certified by the Secretary or Assistant Secretary of the Company, each of which to be in the form and substance as previously made available to the Purchasers pursuant to Section 4.1.

           (g) Good standing certificates for the Company from the Secretary of State of Minnesota and the Secretary of State of each jurisdiction in which it is qualified to do business in each case dated as of the date not earlier than five (5) business days prior to the Closing Date.

           (h) A certificate signed by a duly authorized officer of the Company certifying that since the Balance Sheet Date no event or events has occurred, or is reasonably likely to occur, which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

           (i) Evidence reasonably satisfactory to the Purchasers that the Certificate of Designation (Exhibit II) has been filed with the Secretary of State of Minnesota.

           8.2  Conditions to Obligations of the Company.  The obligations of
                ----------------------------------------
the Company to each Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by each
Purchaser:

           (a)  The representations and warranties made by the Purchasers in
                Section 5 hereof shall be true and correct in all material respect at the Closing Date with the same force and effect as if they had been made on and as of said date.

           (b) The Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchasers on or before the Closing.

9.   Indemnification of Purchasers.
     -----------------------------

     9.1   Survival.  All agreements, covenants, representations and warranties
           --------
contained herein and made in writing by or on behalf of the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall survive until the fifth anniversary of the date of this Agreement (the "Indemnity Period").

     9.2   Purchasers' Right to Indemnification.  Subject to the provisions of
           ------------------------------------
this Section 9, the Company hereby agrees to indemnify and hold harmless Purchasers, and their respective employees, agents, directors, officers, successors, predecessors and assigns (collectively, the "Purchaser Indemnified Parties") from and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter but excluding consequential damages) (collectively, "Claims"), which may be asserted against or sustained or incurred by the Purchaser Indemnified Parties in connection with, arising out of, or relating to (A) any breach or alleged breach of any of the representations, warranties, agreements and covenants made by the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; or (B) any false, incorrect or misleading representation or warranty made by or on behalf of the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by any Purchaser Indemnified Party in connection with the enforcement of its rights under this Agreement. No claim for indemnification under Section 9 may be commenced after the Indemnity Period; provided, however, that claims made within the applicable time period
        -----------------
shall
survive to the extent of such claim until such claim is finally determined and, if applicable, paid. The parties to this Agreement acknowledge that such indemnification provisions apply only with respect to the Preferred Stock, the Warrants, the Additional Warrants (if any) and the shares of Common Stock issuable upon the conversion of the Preferred Stock and/or exercise of the Warrants and the Additional Warrants, if any, and the shares of Common Stock issued or issuable as dividends on, or other distributions with respect to the Preferred Stock, the Warrants, the Additional Warrants (if any) and the shares of Common Stock issuable upon the conversion of the Preferred Stock and/or exercise of the Warrants and the Additional Warrants; and any other security issued or issuable in exchange for, or in replacement of, the Preferred Stock, the Warrants, the Additional Warrants (if any) and the shares of Common Stock issuable upon the conversion of the Preferred Stock and/or exercise of the Warrants and the Additional Warrants.

     9.3   Procedure for Claims.
           --------------------

           (a)  Notice of Claim.  Promptly, but in any event within 10 days
                ---------------
     after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an "Indemnification Claim"), a Purchaser shall give written notice to the Company of such Indemnification Claim ("Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims; provided, however, that the failure to give a
                             -----------------
     timely Notice of Claim to the Company shall not relieve the Company from any liability that it may have to the Purchaser Indemnified Parties hereunder to the extent that the Company is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Purchaser Indemnified Party as a result of such Indemnification Claim and the aggregate amount of all Indemnification Claims to date and a brief description of the facts giving rise to such Indemnification Claim. Purchasers shall furnish to the Company such information (in reasonable detail) as Purchasers may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

     (b)   Third Party Claims.
           ------------------

                (i) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Company shall have fifteen days (or such shorter period (but not less than ten days) if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the fifteenth day) after the date of receipt by the Company of the Notice of Claim (the "Notice Date") to notify Purchasers in writing of the election by the Company to defend the Third Party Claim on behalf of the Purchaser Indemnified Parties.

                (ii) If the Company elects to defend a Third Party Claim on behalf of the Purchaser Indemnified Parties, Purchasers shall make available to the Company and its agents and representatives all records and other materials in Purchasers' possession which are reasonably required in the defense of the Third Party Claim and the Company shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by Purchasers or the Company).

                (iii) If the Company has assumed control of the defense, the Company may contest or settle the Third Party Claim on such terms as the Company may choose, provided, however, that the Company will not
                                   -----------------
           have the right, without Purchasers' prior written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of any Purchaser Indemnified Party, (iii) relates to any foreign federal, state or local tax matters, (iv) provides for injunctive relief, or other relief other than damages, which is binding on any Purchaser Indemnified Party, (v) does not fully release all Purchaser Indemnified Parties with respect to the relevant Third Party Claim or
           (vi) has any res judicata or collateral estoppel effect that could be adverse to any Purchaser Indemnified Party.

                (iv) If the Company elects to defend a Third Party Claim, the Purchaser Indemnified Parties shall have the right to participate in the defense of the Third Party Claim, at the Purchaser Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement); provided, however, that the reasonable
                                          -----------------
           fees and expenses of counsel retained by the Purchaser Indemnified Parties shall be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Purchaser Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Purchaser Indemnified Parties and the Company and there may be legal defenses available to Purchaser Indemnified Parties which are different from or additional to those available to the Company; (C) within ten days after being advised by the Company of the identity of counsel to be retained to represent

           Purchaser Indemnified Parties, Purchasers shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel reasonably satisfactory to Purchasers; or
           (iv) the Company shall authorize the Purchaser Indemnified Parties to retain separate counsel at the expense of the Company.

                (v) If the Company elects to defend a Third Party Claim, and does not defend a Third Party Claim in good faith, the Purchaser Indemnified Parties shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim; provided,
                                                                     --------
           however, that such expenses shall be payable by the Company only if
           -------
           and when such Third Party Claim becomes payable.

           (c)  Cooperation in Defense.  Purchasers shall cooperate with the
                ----------------------
     Company in the defense of Third Party Claims. Subject to the foregoing, (i) the Purchaser Indemnified Parties shall not have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) the Purchaser Indemnified Parties' defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen its right to indemnification as provided in this Agreement.

     10.   Entire Agreement.  This Agreement and the other documents referenced
           ----------------
herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior arrangements and understandings, both written and oral, with respect thereto.

     11.   Severability.  It is the desire and intent of the parties that the
           ------------
provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdictions to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.   Successors and Assigns.  The provisions of this Agreement shall be
           ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without obtaining the prior written consent of the other party hereto.

     13.   Governing Law.  This Agreement shall be construed in accordance with
           -------------
and governed by the law of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

     14.   Counterparts; Effectiveness.  This Agreement may be signed in any
           ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereof and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     15.   Notice.  Whenever a party to this Agreement is required to give
           ------
notice to the other party hereunder at the address set forth in this paragraph, such notice shall be made in writing and deemed to have been duly delivered when
(a) delivered by hand, (b) one day after upon confirmation of delivery by a national recognized overnight delivery service, (c) three days after sent by Certified U.S. Mail, return receipt requested or (d) by telecopy when received. The address for notices given hereunder shall be: if to a Purchaser, at the address set forth on Schedule A hereto, and if to the Company, at 2658 Patton Road, Roseville, Minnesota 55113, Attention: President (telecopy: (612) 639-
8549), or at such other address as the parties designate to each by giving notice hereunder.

     16.   Expenses.  Except as otherwise specified in this Agreement, all costs
           --------
and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company shall pay the fees
                         -----------------
and costs of Neal, Gerber & Eisenberg relating to this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         DIAMETRICS MEDICAL, INC.


                                         By /s/ Laurence L. Betterley
                                            ----------------------------------
                                            Its  Chief Financial Officer
                                               -------------------------------



                                         PURCHASERS:

                                         [SIGNATURES OF PURCHASERS]